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                                                                   EXHIBIT 99.01

            Flextronics International Announces Public Stock Offering


SAN JOSE, CALIFORNIA, FEBRUARY 25, 2000- Flextronics International Ltd. (NASDAQ:
FLEX) today announced it has commenced a public offering of 8.6 million of its Ordinary Shares pursuant to Flextronics' currently effective shelf registration statement. The shares are being offered by Flextronics at a public offering price of $59.00 per share. Banc of America Securities LLC is the underwriter for the offering. Flextronics intends to use the net proceeds from the offering for the further expansion of its business, including additional working capital, capital expenditures and general corporate purposes.

Flextronics International Ltd. is a leading provider of flexibility and speed in Electronic Manufacturing Services to Original Equipment Manufacturers in the fast-growth communications, networking, computer, medical and consumer markets. With global operations, Flextronics helps to provide its customers a high degree of flexibility in their operations through its ability to provide volume scalability, mass customization, reduced time to market and enhanced supply chain and logistical efficiencies. For more information, visit the Flextronics Web site at www.flextronics.com

A prospectus related to the offering may be obtained from Banc of America Securities LLC, 600 Montgomery Street, San Francisco, CA 94111.

This communication does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

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FLEXTRONICS INTERNATIONAL:
Cheryl Scritchfield
Corporate Marketing Director
(408) 576-7901
cheryl.scritchfield@flextronics.com

Laurette Slawson
Treasurer/Investor Relations
(408) 576-7233
laurette.slawson@flextronics.com